UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
December 22, 2004 (December 21, 2004)

LOUDEYE CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-29583	91-1908833

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1130 Rainier Avenue South Seattle, Washington	98144

(Address of Principal Executive Offices)	Zip Code

(206) 832-4000 (Registrant’s telephone number, including area code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 3.02 Unregistered Sales of Equity Securities.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
EXHIBIT 10.1
EXHIBIT 10.2
EXHIBIT 99.1

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

     A. Private Placement Completed.

     On December 21, 2004, Loudeye Corp. (“Loudeye”) entered into a Subscription Agreement with a limited number of institutional investors pursuant to which Loudeye agreed to sell and issue to such investors 16,800,007 shares of its common stock, together with warrants to purchase 5,040,002 shares of common stock at an exercise price of $2.25 per share, for an aggregate purchase price of $25.2 million. Following consummation of the transaction, Loudeye would have approximately 100,998,222 shares of common stock outstanding (excluding shares issuable upon exercise of the warrants). The warrants are not exercisable until six months after the closing date and are then exercisable until the fifth anniversary of the closing date. Loudeye also granted the investors a one year right to purchase 30% of any securities sold by Loudeye in future financings, subject to exceptions. The closing of the transaction is expected to be consummated on December 23, 2004. Loudeye has agreed to pay a placement fee of $1.4 million in connection with the financing.

     The net proceeds of the financing are expected to be used for working capital and any other general corporate purposes.

     These securities were offered and sold without registration under the Securities Act of 1933 to a limited number of institutional accredited investors in reliance upon the exemption provided by Rule 506 of Regulation D thereunder, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act. An appropriate legend will be placed on the shares and the warrants issued, and will be placed on the shares issuable upon exercise of the warrants, unless registered under the Securities Act prior to issuance. In connection with this financing, Loudeye will be required to use its best efforts to file a registration statement (the “Registration Statement”) covering the shares of common stock to be issued and the common stock underlying the warrants within 45 days after the closing date. Loudeye will also be required to use its commercially reasonable efforts to have the Registration Statement declared effective within 120 days after the closing date (or within 90 days after the closing date if the Securities and Exchange Commission does not review the Registration Statement).

     A complete copy of each of the Subscription Agreement, the form of Common Stock Purchase Warrant and the related press release of Loudeye, are filed herewith as Exhibits 10.1, 10.2 and 99.1, respectively, and are incorporated herein by reference. The summary of the transaction set forth above is qualified in its entirety by reference to such exhibits.

     This Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any of these securities. This report is being filed pursuant to and in accordance with Rule 135c under the Securities Act.

Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

     On December 21, 2004, Loudeye Corp. (“Loudeye”) entered into a Subscription Agreement with a limited number of institutional investors pursuant to which Loudeye agreed to sell and issue to such investors 16,800,007 shares of its common stock, together with warrants to purchase 5,040,002 shares of common stock at an exercise price of $2.25 per share, for an aggregate purchase price of $25.2 million. The warrants are not exercisable until six months after the closing date and are then exercisable until the fifth anniversary of the closing date. Loudeye also granted the investors a one year right to purchase 30% of any securities sold by Loudeye in future financings, subject to exceptions. The Subscription Agreement and the form of Common Stock Purchase Warrant are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

     The offering was made only to accredited investors, as such term is defined in Regulation D under the Securities Act of 1933, as amended. The shares of common stock and the warrants issued to the investors have not been registered under the Securities Act of 1933, as amended, or any state securities laws. Loudeye is relying on the exemption from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder. Loudeye has agreed to file the Registration Statement covering the resale of the shares of common stock and the shares of common stock underlying the warrants.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

10.1	Subscription Agreement, dated December 21, 2004, by and among Loudeye and the investors named therein.

10.2	Form of Common Stock Purchase Warrant

99.1	Press Release announcing the private placement, dated December 22, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Loudeye Corp.

Dated: December 22, 2004	By:	/s/ Lawrence J. Madden

Lawrence J. Madden Executive Vice President and Chief Financial Officer